Exhibit 99.1

FORM 51-102F3
MATERIAL CHANGE REPORT
1.Name and Address of Company:

Imperial Oil Limited ("Imperial" or the "Company") 505 Quarry Park Blvd, S.E.
Calgary, Alberta T2C 5N1

2.Date of Material Change:

October 30, 2023

3.News Release:

The Company issued a press release on October 30, 2023, which was disseminated through the facilities of Business Wire and subsequently filed on SEDAR+.

4.Summary of Material Change:

On October 30, 2023, the Company announced the terms of its substantial issuer bid (the “Offer”) pursuant to which the Company will offer to purchase for cancellation up to C$1,500,000,000 of its common shares (the “Shares”). Subject to obtaining certain exemptive relief under applicable securities laws in the United States, the Offer will proceed by way of a modified Dutch auction that includes the ability for shareholders to participate via a proportionate tender. The modified Dutch auction procedure will have a tender price range from C$78.50 per Share to C$94.00 per Share. Imperial has obtained routine exemptive relief from Canadian securities regulatory authorities with respect to the proportionate take-up and extension requirements of the Offer.

The Offer is expected to commence on November 3, 2023 and remain open for acceptance until 5:00 p.m. (Calgary time) on December 8, 2023, unless withdrawn, extended or varied by Imperial.

5.Full Description of Material Change:

On October 30, 2023, the Company announced the terms of the Offer pursuant to which the Company will offer to purchase for cancellation up to C$1,500,000,000 of its Shares. Subject to obtaining certain exemptive relief under applicable securities laws in the United States, the Offer will proceed by way of a modified Dutch auction that includes the ability for shareholders to participate via a proportionate tender. The modified Dutch auction procedure will have a tender price range from C$78.50 per Share to C$94.00 per Share. Imperial has obtained routine exemptive relief from Canadian securities regulatory authorities with respect to the proportionate take-up and extension requirements of the Offer.

The Offer is expected to commence on November 3, 2023 and remain open for acceptance until 5:00 p.m. (Calgary time) on December 8, 2023, unless withdrawn, extended or varied by Imperial.

The Offer will be for up to approximately 3.4 percent of Imperial’s total number of issued and outstanding Shares (based on a purchase price equal to the minimum purchase price per Share and 554,945,083 Shares issued and outstanding as at the close of business on October 30, 2023).

Exxon Mobil Corporation (“ExxonMobil”), Imperial’s majority shareholder, advised Imperial that it will make a proportionate tender in connection with the Offer in order to maintain its proportionate Share ownership at approximately 69.6 percent following completion of the Offer.

Holders of Shares wishing to tender to the Offer may do so pursuant to: (i) auction tenders in which the tendering shareholders specify the number of Shares being tendered at a specified price of not less than C$78.50 per Share and not more than C$94.00 per Share in increments of C$0.25 per Share; (ii) purchase price tenders in which they will not specify a price per Share, but will rather agree to have a specified number of Shares purchased at the Purchase Price, as defined below; or (iii) proportionate tenders in which they will agree to sell, at the Purchase Price, a number of Shares that will result in them maintaining their proportionate Share ownership in Imperial following completion of the Offer. Shareholders who validly tender Shares without specifying the method in which they are tendering their Shares, or who make an invalid proportionate tender, including by tendering an insufficient number of Shares, will be deemed to have made a purchase price tender. For purposes of determining the Purchase Price, shareholders who make, or who are deemed to have made, a purchase price tender will be deemed to have tendered their Shares at the minimum price of C$78.50 per Share.

The purchase price to be paid by Imperial for each validly deposited Share taken up by the Company (the “Purchase Price”) will be determined upon expiry of the Offer and will be based on the number of Shares validly deposited pursuant to auction tenders and purchase price tenders, and prices specified by shareholders making auction tenders. As a result, Imperial’s shareholders who tender their Shares (other than ExxonMobil and shareholders who make proportionate tenders) will set the Purchase Price for the Offer. The Purchase Price will be the lowest price (which will not be less than C$78.50 per Share and not more than C$94.00 per Share) that enables the Company to purchase Shares up to the maximum amount available for auction tenders and purchase price tenders, determined in accordance with the terms of the Offer. Shares deposited at or below the Purchase Price as finally determined by Imperial will be purchased at such Purchase Price. Shares that will not be taken up in connection with the Offer, including Shares deposited pursuant to auction tenders at prices above the Purchase Price, will be returned to the shareholders.

If the aggregate purchase price for Shares validly tendered pursuant to auction tenders and purchase price tenders is greater than the amount available for auction tenders and purchase price tenders (after taking into consideration the proportionate tenders), Imperial will purchase Shares from the shareholders who made purchase price tenders or tendered at or below the Purchase Price as finally determined by Imperial on a pro rata basis, except that “odd lot” holders (shareholders who own fewer than 100 Shares) will not be subject to proration.

Imperial expects to mail the formal offer to purchase, issuer bid circular, letter of transmittal, notice of guaranteed delivery and other related documents (collectively, the “Offer Documents”) containing the terms and conditions of the Offer, instructions for tendering Shares, and the factors considered by Imperial, the special committee of its board of directors (the “Special Committee”) and its board of directors (the “Board of Directors”) in determining to approve the Offer, among other considerations, on or about November 3, 2023. The Offer Documents will be filed with the applicable securities regulators in Canada and the United States and will be available free of charge on SEDAR+ at www.sedarplus.ca and on EDGAR at www.sec.gov. Shareholders should carefully read the Offer Documents prior to making a decision with respect to the Offer.

The Offer will not be conditional upon any minimum number of Shares being tendered. The Offer will, however, be subject to other conditions described in the Offer Documents and Imperial will reserve the right, subject to applicable laws, to withdraw, extend or vary the Offer, if, at any time prior to the payment for deposited Shares, certain events occur.

The Board of Directors has approved the making of the Offer and the price range for the purchase of Shares thereunder upon the recommendation of the Special Committee. However, none of Imperial, the Special Committee, the Board of Directors, the dealer manager or the depositary makes any recommendation to any shareholder as to whether to deposit or refrain from depositing Shares under the Offer. Shareholders are urged to evaluate carefully all information in the Offer, consult their own financial, legal, investment and tax advisors and make their own decisions whether to deposit Shares under the Offer, how many Shares to deposit, whether to deposit Shares pursuant to the same tender option or different tender options and whether to specify a price or prices and, if so, at what price or prices to deposit such Shares.

This material change report does not constitute an offer to buy or the solicitation of an offer to sell Shares. An offer to buy the Shares will only be made pursuant to Offer Documents to be filed with the applicable securities regulators in Canada and the United States which remains subject to obtaining the necessary exemptive relief under applicable securities laws in the United States. The Offer will be optional for all shareholders, who will be free to choose whether to participate, how many Shares to tender and, in the case of auction tenders, at what price to tender within the specified range. Any shareholder who does not deposit any Shares (or whose Shares are not repurchased under the Offer) will realize a proportionate increase in equity interest in Imperial, to the extent that Shares are purchased under the Offer.

Imperial has retained RBC Capital Markets to act as financial advisor and dealer manager in connection with the Offer and Computershare Investor Services Inc.

(“Computershare”) to act as depositary. Any questions or requests for information may be directed to Computershare at 1 (800) 564-6253 (Toll Free within North America) or 1 (514) 982-7555 (outside North America) or to RBC Capital Markets as dealer manager for the Offer at ImperialSIB@rbccm.com.

6.Reliance of Subsection 7.1(2) of National Instrument 51-102:

Not Applicable

7.Omitted Information:

Not Applicable

8.Executive Officer:

For further information, please contact:

Ian Laing
Vice President, General Counsel & Corporate Secretary
Telephone: (587) 962-4708

9.Date of Report:

November 3, 2023

Forward-Looking and Cautionary Statements

Statements of future events or conditions in this release, including projections, expectations and estimates are forward-looking statements. Forward-looking statements can be identified by words such as believe, anticipate, intend, propose, plan, expect, future, continue, likely, may, should, will and similar references to future periods. Forward-looking statements in this release include, but are not limited to, references to the aggregate amount of Shares to be purchased for cancellation under the Offer; the structure of the bid including a modified Dutch auction procedure and proportionate tender; the terms and conditions and tender price range; timing for mailing the Offer Documents, commencement and expiration; and ExxonMobil’s intent to make a proportionate tender.

Forward-looking statements are based on the company's current expectations, estimates, projections and assumptions at the time the statements are made. Many factors could cause the company’s expectations regarding the Offer or the company’s actual future financial and operating results, including expectations and assumptions concerning future energy demand, supply and mix; commodity prices and foreign exchange rates; production rates, growth and mix across various assets, production life, resource recoveries and reservoir performance; project plans, timing, costs, technical evaluations and capacities, and the company’s ability to effectively execute on these plans and operate its assets; that the necessary exemptive relief to proceed with the Offer under applicable securities laws in the United States will be received on the timeline anticipated; ExxonMobil making a proportionate tender in connection with the Offer; applicable laws and government policies. These factors include, without limitation, global, regional or local changes in supply and demand for oil, natural gas, petroleum and petrochemical products, feedstocks and other market factors, economic conditions or seasonal fluctuations and resulting price, differential and margin impacts transportation for accessing markets; political or regulatory events, including changes in law or government policy, including foreign government action with respect to supply levels and; the receipt, in a timely manner, of regulatory and third-party approvals; availability and allocation of capital; unanticipated technical or operational difficulties; operational hazards and risks; availability and performance of third-party service providers; management effectiveness and disaster response preparedness; currency exchange rates; general economic conditions; and other factors discussed in Item 1A risk factors and Item 7 management’s discussion and analysis of financial condition and results of operations of Imperial Oil Limited’s most recent annual report on Form 10-K and subsequent interim reports on Form 10-Q.

Forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties, some that are similar to other oil and gas companies and some that are unique to Imperial Oil Limited. Imperial’s actual results may differ materially from those expressed or implied by its forward-looking statements and readers are cautioned not to place undue reliance on them. Imperial undertakes no obligation to update any forward-looking statements contained herein, except as required by applicable law.